Exhibit 32.2

CERTIFICATION OF PERIODIC FINANCIAL REPORTS PURSUANT TO 18 U.S.C. §1350

     The undersigned hereby certifies that he is the duly appointed and acting Chief Financial Officer of Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), and hereby further certifies as follows.
1.The periodic report containing financial statements to which this certificate is an exhibit fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934.
2.The information contained in the periodic report to which this certificate is an exhibit fairly presents, in all material respects, the financial condition and results of operations of the Company.
     In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

Date:	October 29, 2020	By:	/s/ JAMES W. WOODALL
James W. Woodall
Corporate Executive Vice President and Chief Financial Officer
(Principal Financial Officer)